Exhibit 99.1

A Message from James Gorman Regarding Senior Management Changes

In recent weeks, we have announced a number of changes in the responsibilities of members of our senior management team to ensure we best leverage our leadership talent to build on our momentum across the Firm.  Today, I want to share with you the final set of changes in this management realignment.

After successfully steering the integration of the Morgan Stanley Smith Barney JV over the past two years, Charlie Johnston has informed me of his desire to retire from the Firm at the end of 2011 and spend more time on family and charitable pursuits. With the integration on track and the return of the retail investor to the markets, driving increased client activity– Charlie believes it is the right time to make this change. Therefore, Charlie will become Vice Chairman of MSSB for the next year, where he will be focused on building and strengthening relationships with key financial advisors and wealth management clients, while continuing to support the senior leadership team of MSSB through this transition period. Charlie has been an extraordinary contributor in guiding the historic MSSB merger. His leadership of MSSB has been critical to the integration and early success of the JV–  which has been the most recent chapter in a highly distinguished career in financial services that has spanned more than three decades. We look forward to Charlie's continued advice and counsel over the next year as we build the best global wealth management business.

Greg Fleming will become President of Global Wealth Management, while continuing to lead our Asset Management business.  Greg has made great progress realigning the asset management business over the past year - establishing a strong management team and focusing our strategy on Morgan Stanley’s historic strengths. I am confident that under Greg’s ongoing leadership of MSIM, we will continue to see tangible progress toward our goal of building a leading asset management business. I believe Greg is also ideally suited now to build on the tremendous momentum in our wealth management business. He brings vast experience and a proven record of leadership to this role. In order to best leverage our Global Research franchise with our institutional equity clients, Global Research, led by Linda Reifler and Juan Luis Perez, will now report into the Equity Division.

As we have said many times, a big driver of our future success will be the continued build out of our sales and trading platform and in particular, our strategy and footprint in fixed income. While we have started to see some progress, there is more we can do to ensure the best execution of the strategy.  I'm very pleased to announce that Chief Risk Officer, Ken deRegt, will become Global Head of Fixed Income Sales and Trading (ex commodities) reporting to Colm Kelleher.  Ken had a long and highly successful record of accomplishment leading Morgan Stanley’s global fixed income business in the 1990s and more recently, as Chief Risk Officer, has substantially strengthened the Firm’s risk function.  As our CRO, Ken has been a source of wisdom, outstanding judgment and market knowledge.

Ken first joined Morgan Stanley in 1981, and over the following 20 years served in a variety of roles, including Global Head of Fixed Income, Currencies and Commodities and as a member of the Management Committee. His responsibilities within the fixed-income businesses included U.S. Government Securities trading, U.S. Treasury primary dealer, and European Fixed Income trading and risk management.  Ken is a proven leader with superb experience in fixed income, capital markets and risk management that make him the ideal person to help the Firm realize the potential of the additional resources we have put in place in our fixed income business over the past year. Given Ken's stature, successful track record and significant experience, I have asked him to stay on the Operating Committee as he takes on this new role.

Jack DiMaio, Global Head of Interest Rate, Credit and Currency Trading, has decided to leave the Firm and return to the buy side, where he worked for six years prior to joining Morgan Stanley in 2009. In the last 18 months, Jack contributed greatly to the progress in IRCC by making many key hires and establishing an aggressive strategy for growth. We appreciate the numerous contributions Jack has made as we have worked to build this important business. We wish him well and look forward to working with him as a client in the future.

With Ken assuming this new role, Keishi Hotsuki, who has worked closely with Ken as Head of Market Risk, will assume the position of interim Chief Risk Officer.  Keishi is a seasoned risk management professional with over 20 years of experience. In the months ahead, we will conduct a search for a new Chief Risk Officer.  This search will evaluate both internal and external candidates to ensure we have a world-class risk manager in this critically important role.

These changes complete the important series of organizational moves at the Operating Committee level that have taken place in the past few weeks. We believe we have the right people in the right roles to build on our current momentum, and I hope you will join me in congratulating these individuals along with the other members of our management team who have assumed new or expanded roles in 2011.